Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the use of our report dated February 24, 2021, with respect to the consolidated financial statements of Global Blood Therapeutics, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

January 31, 2022